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EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-02095) pertaining to the Employee Stock Purchase Plan and Long-Term Incentive Stock Plan of Walter Industries, Inc. and its subsidiaries of our report dated February 29, 2008, with respect to the consolidated financial statements of Walter Industries, Inc. and its subsidiaries and the effectiveness of internal control over financial reporting of Walter Industries, Inc. and its subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP
Tampa, Florida
February 29, 2008

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  EXHIBIT 23.1